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                                                                 Exhibit 15


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

We are aware that our report dated April 14, 2004 on our review of interim financial statements of LCNB Corp. and Subsidiaries (the "Company"), issued pursuant to the provisions of Statement on Auditing Standards No. 100, as of and for the three-month periods ended March 31, 2004 and 2003 and included in the Company's quarterly report on Form 10-Q for the quarter then ended, is incorporated by reference in the Registration Statement of the Company on Form S-8, filed on March 13, 2003. We are also aware of our responsibilities under the Securities Act of 1933.


                                      /s/ J.D. Cloud & Co. L.L.P.
                                      ----------------------------------
                                      J.D. Cloud & Co. L.L.P.

Cincinnati, Ohio
May 10, 2004